Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-271275 on Form S-3 and Registration Statement No. 333-261987 on Form S-8 of our report dated February 24, 2025, relating to the consolidated financial statements of Apollo Global Management, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
New York, New York
February 24, 2025